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                                                                    Exhibit 18


				December 19, 2008



To:  AXA Financial Inc.
     1290 Avenue of the Americas
     New York, New York 10104
     Attention:  Kevin R. Byrne
     Fax:  (212) 707-1920

     AllianceBernstein L.P.
     1345 Avenue of the Americas
     New York, New York 10105
     Attention:  Laurence E. Cranch
     Fax:  (212) 969-1334


		   EXERCISE NOTICE

     Pursuant to Section 2.4.1 of the Purchase Agreement dated as of June 20, 2000 by and among AllianceBernstein L.P. (formerly called Alliance Capital Management L.P.), AXA Financial, Inc. and Sanford C. Bernstein Inc. relating to the purchase and sale of Limited Partnership Interests of AllianceBernstein L.P. (hereinafter the "Purchase Agreement"), SCB Inc. (formerly called Sanford C. Bernstein Inc.) and SCB Partners Inc. hereby notify you that they are requiring you to purchase 8.16 million Buyer Units, as defined in the Purchase Agreement, at the price specified therein. SCB Partners Inc., a wholly owned subsidiary of SCB Inc., holds record title to these units.

     Any notices you give under the Purchase Agreement to the undersigned should be sent to Gerald M. Lieberman, c/o AllianceBernstein L.P., 1345 Avenue of the Americas, New York, New York 10105; Fax: (212) 969-1193;
Telephone: (212) 969-6520.


SCB Inc.			SCB Partners Inc.



By:/s/  Gerald M. Lieberman		By:/s/  Gerald M. Lieberman
   Gerald M. Lieberman		    Gerald M. Lieberman
   Senior Vice President		    Senior Vice President




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